Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2019 Second Quarter Financial Results and Updates Annual Outlook Range

(Tampa, FL, August 5, 2019) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended June 30, 2019.

Executive Summary - 2Q19 versus 2Q18

•	Net sales decreased 1% to $563 million versus $567 million. Excluding the impact of foreign exchange, net sales increased 1%.

•	Net income attributable to Masonite was $24 million compared to $35 million and diluted earnings per share decreased to $0.96 from $1.24.

•
Adjusted earnings per share* decreased to $1.09 from $1.24. Adjusted earnings per share* excludes charges of $3 million related to our previously announced restructuring and divestiture of non-core businesses.

•	Adjusted EBITDA* increased 2% to $80 million versus $78 million.

•	Repurchased 307,786 shares of Masonite stock in the second quarter for approximately $15 million.

•	Updated annual outlook for net sales growth to 0 - 2%; adjusted EBITDA* to $275 - $295 million

“We are pleased we have driven year-on-year adjusted EBITDA margin expansion for the second consecutive quarter, despite weaker than anticipated volumes," said Howard Heckes, President and CEO. “Since joining Masonite in early June, I have immersed myself in the business and witnessed our employees’ commitment to delivering results and this quarter is no exception. The organization is on target with previously communicated restructuring initiatives and remains focused on operational excellence.”
Commenting on the updated full year outlook, Heckes added, “As markets remain softer than anticipated, we are reducing our full year net sales outlook accordingly.  While we are tightening the adjusted EBITDA range provided in our original outlook to account for this lower revenue growth, we are seeing solid execution operationally and continue to expect year-on-year adjusted EBITDA margin improvement in line with our original outlook."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Second Quarter 2019 Discussion
Net sales decreased 1% to $563 million in the second quarter of 2019, from $567 million in the comparable period of 2018. The decrease in net sales was the result of a 7% decrease in base volume, a 1% decrease due to foreign exchange and a 1% decrease in the sale of components and other products. These factors were largely offset by a 6% increase in average unit price (AUP) and a 2% increase in volume from acquisitions, net of dispositions.

•
North American Residential net sales were $380 million, flat compared to the second quarter of 2018. A 7% increase in AUP and a 3% increase in volumes from acquisitions were offset by a 9% decrease in base volume and a 1% decrease due to foreign exchange.

•
Europe net sales were $81 million, a 20% decrease from the second quarter of 2018, due to an 11% sales decrease from the first quarter divestiture of non-core businesses, a 7% decrease in base volume, a 5% decrease due to foreign exchange and a 1% decrease in the sale of components and other products. The declines were partially offset by positive AUP of 4%.

•
Architectural net sales were $97 million, a 19% increase from the second quarter of 2018. The 2018 acquisition of Graham & Maiman contributed 13% of the incremental net sales. AUP and base volume contributed an additional 5% and 2% of growth in the second quarter, respectively. The impact of foreign exchange and the sale of components and other products together were an offsetting 1% decrease to sales.

Total company gross profit increased 4% to $129 million in the second quarter of 2019 compared to $124 million in the second quarter of 2018. Gross profit margin increased 110 basis points to 22.9%, due to higher AUP and operational productivity, partially offset by the impact of lower volume, and inflation in manufacturing wages and benefits and materials costs including higher tariffs.

Selling, general and administrative expenses (SG&A) of $78 million increased $6 million, or 9%, compared to the second quarter of 2018. The increase in SG&A was driven by higher personnel costs, including incentive compensation, and additional costs from acquisitions. SG&A as a percentage of net sales was 13.9%, a 120 basis point increase compared to the second quarter of 2018.

Net income attributable to Masonite decreased $11 million to $24 million in the second quarter of 2019 due to higher SG&A expenses, as discussed above, and costs related to previously announced restructuring activities. Adjusted EBITDA* increased 2% to $80 million in the second quarter of 2019 from $78 million in the second quarter of 2018. Adjusted EBITDA* margin was 14.2% in the second quarter, the highest amount in the past decade.

Diluted earnings per share were $0.96 in the second quarter of 2019 compared to $1.24 in the comparable 2018 period. Adjusted diluted earnings per share* were $1.09 in the second quarter of 2019 compared to $1.24 in the comparable 2018 period. Adjusted diluted earnings per share excludes a loss of $3 million related to restructuring and divestiture of non-core businesses.

Masonite repurchased 307,786 shares of stock in the second quarter for $15 million, at an average price of $50.34.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2019 Discussion
Net sales increased 1% to $1,093 million in the first six months of 2019, from $1,085 million in the comparable period of 2018. The increase in net sales was the result of a 6% increase in AUP and a 3% increase in volumes from acquisitions, net of dispositions, partially offset by a 6% decrease in base volumes and a 2% decrease due to foreign exchange.

•
North American Residential net sales were $733 million, a 1% decrease compared to the first six months of 2018, driven primarily by a 9% decrease in base volumes, a 1% decrease due to foreign exchange and a 1% decrease in the sale of components and other products, partially offset by a 7% increase in AUP and a 3% increase in volumes from acquisitions.

•
Europe net sales were $165 million, a 12% decrease over the first six months of 2018, driven by a 6% decrease due to foreign exchange, a net 6% reduction from acquisitions and divestitures, a 1% decrease in base volume and a 1% decrease in the sale of components and other products. Partly offsetting these declines was a 2% increase in AUP.

•
Architectural net sales were $183 million, a 23% increase over the first six months of 2018, due to a 16% increase from our Graham and Maiman acquisition, a 5% increase in AUP and a 2% increase in base volumes. A less than 1% increase in the sale of components and other products was offset by an equivalent negative impact due to foreign exchange.

Total company gross profit increased 5% to $241 million in the first six months of 2019, from $229 million in the comparable period of 2018. Gross profit margin increased 90 basis points to 22.0%, due to higher AUP and improved operational performance, partially offset by lower volume, higher inflation on raw materials and manufacturing wages and benefits.

SG&A of $156 million increased $16 million compared to the first six months of 2018. The increase in SG&A was driven by higher personnel costs, including incentive compensation, additional costs from acquisitions, including resources to facilitate integration, and non-cash expenses, including higher depreciation and amortization and losses related to the divestiture of a non-core business. SG&A as a percentage of net sales was 14.3%, a 140 basis point increase from the first six months of 2018.

Net income attributable to Masonite decreased $28 million to $28 million in the first six months of 2019 due to costs related to restructuring and divestiture of non-core businesses, as well as higher SG&A expenses, as discussed above. Adjusted EBITDA* increased $6 million to $145 million in the first six months of 2019.

Diluted earnings per share were $1.09 in the first six months of 2019 compared to $1.96 in the comparable 2018 period. Adjusted diluted earnings per share* were $1.90 in the first six months of 2019 compared to $1.96 in the comparable 2018 period. Adjusted diluted earnings per share excludes the $21 million charge related to restructuring and divestiture of non-core businesses.

Masonite repurchased 953,888 shares of stock in the first six months of 2019 for $49 million, at an average price of $51.04.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Updated 2019 Outlook
The Company now expects full-year 2019 net sales growth in the range of zero to two percent, driven by increases in AUP and incremental net sales from acquisitions. Excluding anticipated impacts of foreign exchange, the Company now expects net sales growth of one to three percent.

The Company now expects 2019 Adjusted EBITDA* to be in the range of $275 million to $295 million and diluted adjusted earnings per share* of $3.30 to $3.90.

A quantitative reconciliation of Adjusted EBITDA* and diluted adjusted earnings per share* outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from Adjusted EBITDA* outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 6, 2019. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'19 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 20, 2019. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13692403.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 9,000 customers in 64 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of, and the effects of, our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; new tariffs and evolving trade policy between the United States and other countries, including China; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's anticipated exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; environmental and other government regulations, including the FCPA, and any changes in such regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2023 and 2026 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). In the fourth quarter of 2018, we changed the definition of Adjusted EPS to exclude restructuring charges and related tax impacts. This change had no impact to Adjusted EPS for the three months or the six months ended July 1, 2018. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Second quarter 2018 net sales	$377.9	$100.7	$81.8	$6.3	$566.7
Acquisition volume	12.1	(11.2)	10.5	—	11.4	2.0%
Base volume	(33.8)	(6.9)	1.5	(0.6)	(39.8)	(7.0)%
Average unit price	27.8	4.5	3.8	—	36.1	6.4%
Components and other	(2.0)	(1.0)	(0.1)	(0.5)	(3.7)	(0.7)%
Foreign exchange	(2.4)	(5.1)	(0.3)	—	(7.8)	(1.4)%
Second quarter 2019 net sales	$379.6	$81.0	$97.2	$5.2	$562.9
Year over year growth, net sales	0.4%	(19.6)%	18.8%	(17.5)%	(0.7)%

Second quarter 2018 Adjusted EBITDA	$59.0	$13.6	$12.0	$(6.3)	$78.3
Second quarter 2019 Adjusted EBITDA	63.4	13.4	12.8	(9.9)	79.7
Year over year growth, Adjusted EBITDA	7.5%	(1.5)%	6.7%	nm	1.8%

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
First half 2018 net sales	$737.5	$187.8	$148.5	$10.7	$1,084.6
Acquisition volume	23.5	(11.7)	24.3	—	36.2	3.3%
Base volume	(66.2)	(2.3)	2.9	0.1	(65.6)	(6.0)%
Average unit price	48.2	4.5	6.9	—	59.6	5.5%
Components and other	(3.9)	(2.3)	1.0	1.2	(4.0)	(0.4)%
Foreign exchange	(5.8)	(10.8)	(0.8)	(0.1)	(17.5)	(1.6)%
First half 2019 net sales	$733.3	$165.2	$182.8	$11.9	$1,093.3
Year over year growth, net sales	(0.6)%	(12.0)%	23.1%	11.2%	0.8%

First half 2018 Adjusted EBITDA	$109.4	$23.6	$19.7	$(12.9)	$139.7
First half 2019 Adjusted EBITDA	117.0	23.4	20.4	(15.6)	145.2
Year over year growth, Adjusted EBITDA	6.9%	(0.8)%	3.6%	nm	3.9%

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales	$562,943	$566,726	$1,093,254	$1,084,605
Cost of goods sold	434,013	443,052	852,220	855,502
Gross profit	128,930	123,674	241,034	229,103
Gross profit as a % of net sales	22.9%	21.8%	22%	21.1%

Selling, general and administration expenses	78,142	71,851	156,242	140,062
Selling, general and administration expenses as a % of net sales	13.9%	12.7%	14.3%	12.9%

Restructuring costs	1,361	—	5,101	—
Asset impairment	3,142	—	13,767	—
Loss on disposal of subsidiaries	—	—	4,605	—
Operating income	46,285	51,823	61,319	89,041
Interest expense, net	11,357	9,074	22,484	17,830
Other income, net of expense	(456)	(839)	(1,586)	(861)
Income before income tax expense	35,384	43,588	40,421	72,072
Income tax expense	10,293	7,894	10,351	14,595
Net income	25,091	35,694	30,070	57,477
Less: net income attributable to non-controlling interests	849	953	2,039	1,910
Net income attributable to Masonite	$24,242	$34,741	$28,031	$55,567

Basic earnings per common share attributable to Masonite	$0.96	$1.26	$1.11	$1.99
Diluted earnings per common share attributable to Masonite	$0.96	$1.24	$1.09	$1.96

Shares used in computing basic earnings per share	25,126,065	27,609,132	25,350,488	27,899,461
Shares used in computing diluted earnings per share	25,376,618	28,029,586	25,645,523	28,402,214

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	June 30, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$112,644	$115,656
Restricted cash	10,644	10,485
Accounts receivable, net	308,236	283,580
Inventories, net	254,625	250,407
Prepaid expenses	33,233	32,970
Income taxes receivable	3,590	3,495
Total current assets	722,972	696,593
Property, plant and equipment, net	594,538	609,753
Operating lease right-of-use assets	143,613	—
Investment in equity investees	14,991	13,474
Goodwill	180,865	180,297
Intangible assets, net	199,597	212,045
Deferred income taxes	28,558	28,509
Other assets	40,664	37,794
Total assets	$1,925,798	$1,778,465

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$101,920	$96,362
Accrued expenses	172,175	147,345
Income taxes payable	1,642	1,599
Total current liabilities	275,737	245,306
Long-term debt	796,711	796,398
Long-term operating lease liabilities	132,949	—
Deferred income taxes	82,924	82,122
Other liabilities	22,906	32,334
Total liabilities	1,311,227	1,156,160
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 25,019,940 and 25,835,664 shares issued and outstanding as of June 30, 2019, and December 30, 2018, respectively	561,543	575,207
Additional paid-in capital	215,418	218,988
Accumulated deficit	(30,225)	(30,836)
Accumulated other comprehensive loss	(143,832)	(152,919)
Total equity attributable to Masonite	602,904	610,440
Equity attributable to non-controlling interests	11,667	11,865
Total equity	614,571	622,305
Total liabilities and equity	$1,925,798	$1,778,465

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net income attributable to Masonite	$24,242	$34,741	$28,031	$55,567

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	1,361	—	5,101	—
Asset impairment	3,142	—	13,767	—
Loss on disposal of subsidiaries	—	—	4,605	—
Loss on disposal of property, plant and equipment related to divestitures	—	—	2,450	—
Income tax impact of adjustments	(1,161)	—	(5,278)	—
Adjusted net income attributable to Masonite	$27,584	$34,741	$48,676	$55,567

Diluted earnings per common share attributable to Masonite ("EPS")	$0.96	$1.24	$1.09	$1.96
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.09	$1.24	$1.90	$1.96

Shares used in computing diluted EPS	25,376,618	28,029,586	25,645,523	28,402,214

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended June 30, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$63,401	$13,408	$12,778	$(9,854)	$79,733
Less (plus):
Depreciation	9,800	2,354	3,505	2,542	18,201
Amortization	437	3,656	2,154	1,082	7,329
Share based compensation expense	—	—	—	2,093	2,093
Loss on disposal of property, plant and equipment	1,110	148	49	15	1,322
Restructuring costs	1,313	101	(118)	65	1,361
Asset impairment	3,142	—	—	—	3,142
Interest expense, net	—	—	—	11,357	11,357
Other (income), net of expense	86	(35)	2	(509)	(456)
Income tax expense	—	—	—	10,293	10,293
Net income attributable to non-controlling interest	684	—	—	165	849
Net income (loss) attributable to Masonite	$46,829	$7,184	$7,186	$(36,957)	$24,242

	Three Months Ended July 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$58,963	$13,642	$11,998	$(6,317)	$78,286
Less (plus):
Depreciation	7,090	2,575	2,192	1,843	13,700
Amortization	295	4,058	2,257	715	7,325
Share based compensation expense	—	—	—	3,538	3,538
Loss on disposal of property, plant and equipment	472	6	24	1,398	1,900
Restructuring costs	—	—	—	—	—
Interest expense, net	—	—	—	9,074	9,074
Other (income), net of expense	—	147	—	(986)	(839)
Income tax expense	—	—	—	7,894	7,894
Net income attributable to non-controlling interest	891	—	—	62	953
Net income (loss) attributable to Masonite	$50,215	$6,856	$7,525	$(29,855)	$34,741

	Six Months Ended June 30, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$117,022	$23,405	$20,392	$(15,607)	$145,212
Less (plus):
Depreciation	18,879	4,736	6,246	6,625	36,486
Amortization	886	7,621	4,247	2,172	14,926
Share based compensation expense	—	—	—	4,773	4,773
Loss on disposal of property, plant and equipment	1,451	2,617	146	21	4,235
Restructuring costs	3,193	963	486	459	5,101
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense, net	—	—	—	22,484	22,484
Other (income), net of expense	86	(174)	2	(1,500)	(1,586)
Income tax expense	—	—	—	10,351	10,351
Net income attributable to non-controlling interest	1,670	—	—	369	2,039
Net income (loss) attributable to Masonite	$77,090	$3,037	$9,265	$(61,361)	$28,031

	Six Months Ended July 1, 2018
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$109,361	$23,572	$19,658	$(12,891)	$139,700
Less (plus):
Depreciation	14,434	4,878	4,222	4,100	27,634
Amortization	776	7,297	4,511	1,326	13,910
Share based compensation expense	—	—	—	6,603	6,603
Loss on disposal of property, plant and equipment	1,005	6	103	1,398	2,512
Interest expense, net	—	—	—	17,830	17,830
Other (income), net of expense	—	182	—	(1,043)	(861)
Income tax expense	—	—	—	14,595	14,595
Net income attributable to non-controlling interest	1,861	—	—	49	1,910
Net income attributable to Masonite	$91,285	$11,209	$10,822	$(57,749)	$55,567